UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Abbott Laboratories
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Dear Shareholder,

Institutional Shareholder Services (“ISS”) issued its Proxy Analysis and Voting Recommendations (the “Report”) on Abbott Laboratories (“Abbott”, the “Company”, “we”, “us” or “our”) today.  We write to highlight and correct the Report’s substantial errors in analysis and fact.  These errors lead ISS to incorrect, unreliable voting recommendations on the advisory vote on executive compensation and the shareholder proposal concerning separation of Chairman and CEO which are on the agenda for our Annual Meeting.  Abbott’s Board of Directors continue to recommend that you vote “FOR” on the advisory vote on the Company’s executive compensation (“Say-on-Pay”) and “Against” the shareholder proposal regarding the separation of the roles of Chairman of the Board and CEO.

ISS is aware of the flaws and inaccuracies in its Report and has disregarded our attempts to correct them.   Attached as Annex A is the detailed letter sent to ISS correcting their errors, omissions and misrepresentations. (1)   Additionally, we made multiple requests to ISS for a meeting to discuss the Report.  Contrary to their stated policies, however, ISS refused to engage and proceeded to publish a flawed and inaccurate Report.

In 2017 the Company performed at the top of its peer group with Total Shareholder Return (TSR) growth of 52% and completed all of its financial and strategic objectives.  The CEO was granted LTI in 2017 at the 23rd percentile of our peer group.  Abbott improved over 35 points on ISS’ Key Relative Degree of Alignment test and achieved an overall “low concern” outcome on ISS’ quantitative tests.  It is absurd that in the face of these facts that ISS has not recommended support for Say-On-Pay.  ISS’s recommendations should be objective and based on facts.

Instead, ISS’s recommendation on executive pay is driven by:

•                  Manipulation of our peer group—ISS altered the Company’s peer group and selected inappropriate peers which do not reflect the impact of Abbott’s significant increase in size following two significant acquisitions, St. Jude and Alere, during 2017.  ISS added peers which do not even meet their own criteria and omitted Company selected peers if they paid relatively high while performing relatively low, thus purposely manipulating the outcome.

•                  Manipulation of GAAP and non-GAAP measures—ISS selectively uses GAAP and non-GAAP measures during its analysis.  When GAAP measures are employed, ISS ignores the one-time impact of U.S. Tax Reform and thereby understates all of Abbott’s financial metrics.  Although they state EBITDA is the most important measure for our GICS code, they exclude its use.  Abbott outperformed all of its Company and ISS peers in EBITDA growth.  Inclusion of EBITDA in the analysis would have positively impacted Abbott’s scoring.  After excluding EBITDA, ISS then claims ROA, ROIC and ROE results are low based on the one-time GAAP-effect of U.S. Tax Reform.  With such arbitrary methods, ISS artificially inflates pay and falsely asserts operating performance is lower.  Moreover, ISS makes little attempt to explain the composition of, or rationale for use of, those measures.

(1)  The letter sent to ISS contains certain non-GAAP financial measures.  Please see Annex B for a reconciliation to GAAP.

•                  Inflation of CEO compensation—ISS uses a non-GAAP approach to the valuation of option grants which leads to an inflated and incorrect calculation of 3-year average CEO pay.  For example, the combination of a 10-year option life (Abbott’s average option life is actually 6) with a 3-year volatility assumption purposely overstates the value of the grant the Compensation Committee made, the value of the award the CEO received, the actual expense to the Company and the actual impact on shareholders.

•                  A false claim that our Proxy Filing lacked adequate disclosure—ISS incorrectly claims that our disclosure in our Proxy Filing lacks rigor and specifics.  To the contrary our disclosure clearly states the reasons for compensation decisions as well as specific targets and achievement levels, the design of our compensation programs, and provides disclosure on 2018 grants which is not required or provided by most companies. Although we do not publish competitively sensitive strategic goals, the goals themselves are direct, measurable, time-bound and individually assigned to the appropriate executives.  They are neither subjective or without rigor as ISS suggests.

ISS then reaches a conclusion regarding separation of Chairman and CEO based entirely on “concerns” about control of executive compensation that ISS created through its distorted analysis.

ISS’s pay recommendations should not be determined by manipulating a peer group and selectively using GAAP and non-GAAP measures to artificially lessen performance while inflating CEO pay.  Our CEO was awarded LTI at the 23rd percentile of our peer group in 2017, while our Company performed at the top of our peer group with a TSR of 52%.  Yet ISS has chosen to manipulate performance and pay measures, and incorrectly contend that our Proxy Statement lacks robust and adequate disclosure to recommend a vote against Say-On-Pay.  ISS then uses its flawed conclusion on executive pay as the basis for its conclusion on the separation of Chairman and CEO.

We have previously set forth in our proxy statement a comprehensive discussion of our pay for performance philosophy and our robust executive compensation program and governance process.  The Compensation Committee takes great care to ensure that compensation decisions are based on tangible performance in accordance with our pay for performance philosophy, as evidence by the varied pay decisions related to pay that are reflected in our proxy.

Should you have any questions, please contact Scott Leinenweber, Vice President, Investor Relations, at (224) 668-0791 or Melissa Brotz, Divisional Vice President, Head of Public Affairs, at (224) 668-3456.

We urge all shareholders to review the attached letter sent to ISS which explains the Report’s errors in detail, to reject ISS flawed recommendations and to vote “FOR” on the Say-on-Pay proposal and “AGAINST” the independent chair shareholder proposal.

Roxanne S. Austin
Chair of the Compensation Committee
Abbott Laboratories Board of Directors

Annex A

April 3, 2018

ISS US Research Team

Attention:                 Jolene Dugan, Liz Williams

Re:    Draft Report for Abbott Laboratories (“Abbott”)

We are in receipt of your preliminary draft of the ISS proxy analysis (the “Draft Report”) for Abbott’s proxy statement for its 2018 annual meeting of shareholders (the “Abbott Proxy”).

We are submitting this letter to correct substantial errors in the Draft Report regarding your recommendation on the advisory vote on executive compensation, and your recommendation on the shareholder proposal concerning separation of the Chair and CEO role, which depends directly on your deeply flawed conclusions regarding Abbott’s executive compensation levels and design practices.

We strongly object to the factual misrepresentations in your quantitative and qualitative analysis.  Specifically, the quantitative analysis in the Draft Report relies upon significant misstatements and flaws which bias the results and create an incorrect conclusion regarding our compensation program:

•                  Alteration and selection of an inappropriate peer group to which to compare Abbott and failure to reflect the impact of Abbott’s significant increase in size following two significant acquisitions during 2017. Correction of this error, opined on by two separate advisors/consultants, renders Abbott’s RDA a “Low” concern

•                  Inappropriate use of performance measures in the Financial Performance Assessment (the “FPA”), and the omission of a key metric (EBITDA) from the FPA rendering it fatally flawed

•                  Artificially inflated CEO compensation based on an incorrect calculation of 3-year average CEO pay using a non-GAAP approach (despite using only GAAP measures in the flawed FPA). A correction of the false and improper valuation of stock options alone would have lowered Abbott’s RDA to “Low Concern”, obviating the need for a detailed qualitative review

•                  Misrepresentation of Abbott’s incentive compensation practices. You frequently claim lack of specifics or rigor. This is, in fact, not the case at all. Where you may deem disclosure insufficient, we omit detail, particularly on strategic goals and performance due to competitive sensitivity. Your complaint about the degrees of specifics or disclosures cannot merit a recommended vote of “NO” on Say on Pay

•                  Substantive reliance on our CEO’s 2018 equity award as a basis for concern which is irrelevant to 2017’s Say on Pay recommendation, and is provided only as information in advance of next year.

By correcting any of these errors, there would be no need for a further qualitative review. Regardless, we will address the inaccuracies in the qualitative review as well below.

ISS’s own analysis on page 14 of the Draft Report indicates that the compensation of Abbott’s CEO is substantially aligned with performance, based on relative degree of alignment, absolute pay-TSR alignment and multiple of median pay, meriting a “Low Concern” level on ISS’s initial quantitative analysis.  In fact, the relative degree of alignment (RDA) would be well within the “Low” level of concern if ISS had used a peer group that appropriately reflects Abbott’s size and/or used the GAAP value of the stock options granted to our CEO, which is the true basis on which he is paid.  Further, although the information Abbott has provided its shareholders about its 2018 equity awards (information which few other companies provide) is not relevant to the analysis of this year’s (2017) Say on Pay proposal, ISS notes it as a reason for its Say on Pay recommendation.  As a result, ISS’s decision to recommend against Abbott’s say-on-pay proposal appears to be principally driven by inaccurate disclosure concerns or a selective approach designed to garner a specific level of concern, rather than a truly objective analysis.  Given that the level of disclosure in Abbott’s Proxy is more fulsome than in any prior year and complies with all requirements of securities laws, that Abbott has further strengthened the rigor of our program by significantly increasing the requirements for vesting performance shares, and that Abbott actually voluntarily disclosed the 2018 equity grant a year before it is required, a recommendation against Abbott’s Say on Pay proposal based on flawed disclosure concerns is without foundation.

We also note that ISS alternates between GAAP and non-GAAP measures apparently whenever it best suits its analysis and without labelling which version of metrics it is using. For example, the return metrics used in the FPA are strictly based on GAAP measures. However, ISS revalues our CEO’s option grant using non-GAAP metrics, significantly inflating the value and skewing the analysis. In addition, the Abbott Proxy clearly states (page 31) that our officer financial goals are based on adjusted measures that reflect the true results of our ongoing operations. This is what our Compensation Committee and our investors use to evaluate our business; therefore, that is what we manage to, focus on, and we are compensated for.

The Draft Report paints a misleading picture of Abbott’s compensation program that misrepresents the facts to our shareholders. The ISS recommendation is important to us, and we request that you correct these errors and modify your report and recommendations based on the information contained herein.

Below we provide a detailed analysis of the errors in the Draft Report.  None of the information in this letter is material non-public information.

“SAY-ON-PAY” ADVISORY VOTE

1.              Peer Group and Financial Performance

Impact of Significant Increase in Size of Abbott Following Acquisitions

As explained in our March 1, 2018 and December 11, 2017 letters to Mr. Bimal Patel, your Vice President, U.S. Research, Abbott completed two large strategic acquisitions during 2017 which greatly increased our size and had a substantial impact on our financial metrics. As these letters appear not to have been adequately considered, we have reiterated their contents below.

The acquisitions of St. Jude Medical (completed January 4, 2017) and Alere (completed October 3, 2017) increased Abbott’s size significantly. During 2016, our total revenue was $20.9 billion. With the addition of these two acquisitions and our growth, annual revenue increased approximately 38% to $28.9 billion on a full-year pro forma basis for 2017.

Based on input from a compensation advisor and consultant, our Compensation Committee revised the peer group used for benchmarking pay and performance in 2017 to reflect the impact of these acquisitions on company size (sales and market cap) and business mix, as well as to reflect recent changes in the characteristics of our peer companies due to their own changes. However, our Compensation Committee’s overall approach to identifying peers did not change.  Our Compensation Committee ensured that the peer group continues to represent the unique breadth and diversity of our businesses, similar revenue size and market capitalization (fundamental ISS selection criteria), broad geographic coverage, return of cash profile and consumer-facing focus.  The Abbott Proxy includes a detailed description of the factors that were considered in the determination of the peer group by our Compensation Committee. Notably the average revenues and average market capitalization of this peer group is equivalent to Abbott’s, to account for and balance companies both larger and smaller than Abbott.

ISS Inappropriate Peer Selection Criteria

By developing and using a peer group, the median of which is 28% smaller in terms of revenue than Abbott following our 2017 acquisitions, ISS has produced a misleading view of the alignment between Abbott’s relative pay and performance by comparing Abbott to peers which do not adequately reflect Abbott’s increased size, scope, and complexity. For example, Baxter, less than one-third of our size, is included as a peer even though it violates your own revenue criteria for peers. The inclusion of HCA Healthcare, a totally U.S.-based hospital management and service company, is completely inappropriate considering Abbott’s global footprint and the diversity of its businesses. You also selectively excluded four Abbott proxy peers that have higher pay and lower performance, which had the effect of adversely skewing ISS’s analysis.   Overall the ISS peer group median revenues of $20.8B is 28% lower than Abbott’s revenues of $28.9B, with similarly large differentials in market capitalization. To demonstrate this inconsistency, we asked our consultant to replicate ISS’s Relative Degree of Alignment (“RDA”) test using first the ISS selected peer group and then calculate the RDA using the Company’s peer group recommended by the external consultants. The following table illustrates that by disregarding the Company’s selected peers, ISS has reduced Abbott’s RDA by an astounding 17 points, resulting in a “Cautionary Low” concern level, instead of a more appropriate “Low” concern level.

ISS Peer Group			Abbott’s Peer Group

ISS Selected Peer Group	3-Year TSR % as Calculated by ISS	3-Year Total Pay (avg.) as Calculated by ISS	Abbott Compensation Committee Approved Peer Group	3-Year TSR % as Calculated by ISS	3-Year Total Pay (avg.) as Calculated by ISS
3M CO	16.4%	18,850	3M CO	16.4%	18,850
BAXTER	19.3%	12,547	BECTON DICKINSON	18.3%	12,431
BECTON DICKINSON	18.3%	12,431	BRISTOL MYERS	3.9%	17,053
BRISTOL MYERS	3.9%	17,053	DANAHER	13.6%	12,753
DANAHER	13.6%	12,753	EATON	8.1%	14,181
EATON	8.1%	14,181	EMERSON	6.4%	14,309
EMERSON	6.4%	14,309	HONEYWELL	18.4%	24,698
HCA HEALTHCARE	5.8%	19,319	JOHNSON CONTROLS	-3.5%	27,384
HONEYWELL	18.4%	24,698	JOHNSON & JOHNSON	13.0%	26,911
JOHNSON & JOHNSON	13.0%	26,911	KIMBERLY CLARK	4.5%	15,241
KIMBERLY CLARK	4.5%	15,241	COCA COLA	6.0%	15,181
MEDTRONIC	5.5%	23,493	MONDELEZ	6.4%	19,013
PROCTER & GAMBLE	3.3%	17,180	MEDTRONIC	5.5%	23,493
THERMO FISHER	14.7%	17,670	PROCTER & GAMBLE	3.3%	17,180
			THERMO FISHER	14.7%	17,670
			UNITED TECHNOLOGIES	5.6%	14,674

ABBOTT	10.75%	21,151*	ABBOTT	10.75%	21,151*
Percent Rank	49.0	80.3	Percent Rank	62.4	76.5
RDA Result	-31 “Cautionary Low”		RDA Results	-14 “Low”

Median Revenues	$20.8 Billion		Median Revenues	$27.8 Billion
Median Market Cap	$70.4 Billion		Median Market Cap	$88.2 Billion

Abbott Revenues	$28.9 Billion		Abbott Revenues	$28.9 Billion
Abbott Market Cap	$99.3 Billion		Abbott Market Cap	$99.3 Billion

*Based on ISS calculations. In Abbott’s proxy (page 44) 3-year average CEO pay is $19,552,771.

Fatally Flawed Financial Performance Assessment

The FPA, on page 14 of the Draft Report, which is relevant for Abbott only due to ISS’s selection of an inappropriate peer group as illustrated above, misrepresents Abbott’s performance by measuring it based on metrics that are inconsistent with our ongoing operating performance and our M&A activity, which our shareholders have consistently validated and supported.

As explained in our March 1, 2018 letter and in the call with our Lead Director and Compensation Committee Chair in February 2017, while ISS’s approach to measuring company performance might produce reasonable results for a company without significant acquisition and divestiture activity, for a company with recent large acquisitions, an approach focusing solely on GAAP or unadjusted measures will produce misleading results. For example, the Draft Report shows Abbott’s return on equity (“ROE”) metric as being in the lowest quartile.  Page 35 of the Abbott Proxy illustrates the impact of the AbbVie separation on Abbott’s ROE metric—Abbott retained 90% of the equity and only 35% of net income of the pre-separation corporation.  Obviously, this has a dramatic impact on the ROE for an extended period of time if ROE is not adjusted to take into account the separation, which is why we explained the impact in the Abbott Proxy.  This impact has been totally disregarded and ignored. Whereas Abbott’s ROE was 29.8% in the year ending just prior to the separation of AbbVie, due to the board-approved capitalization of the two companies, Abbott’s ROE changed to 13.1% while AbbVie’s increased to 115%. Abbott’s market capitalization at the time of the separation was $50.7 billion while AbbVie’s was $55.5 billion. As of year-end 2017, the combined market capitalization was $253.7 billion. Abbott’s market capitalization alone as of year-end 2017 was $99.3 billion, reflecting an increase of 96%, almost double since the separation.

Similarly, acquisitions impact other return metrics as the denominator (be it assets, equity, or invested capital) increases immediately while returns “catch up” over time as synergies are realized and product pipelines come to market.

While our unadjusted return metrics have been impacted as expected due to our recent acquisitions (St. Jude Medical and Alere), our adjusted EBITDA growth remains high, including an increase from $5.02 billion to $7.2 billion in 2017, a 43% increase (as noted in Annex 1 of the proxy). This increase places us at the top of our peer group and the peer group ISS used for its analysis of our programs in the Draft Report. It is incomprehensible that ISS did not use EBITDA in its FPA, despite highlighting it as the most important metric for our GICS classification, due to our recent M&A activity. Even though that same M&A activity impacts our Return metrics, ISS is choosing to include those. Excluding EBITDA, a metric that we perform extremely well on as disclosed on page 26 of our proxy, renders the FPA fatally flawed for assessing Abbott’s performance.  Since EBITDA information is readily available, it is not reasonable to subject Abbott to the FPA or to use the FPA as the basis for making a recommendation to shareholders, without including it.

In addition, in the Overview section of the Pay for Performance analysis on page 17 of the Draft Report, there is a reference to the decrease in net income from $1.4 billion in 2016 to $477 million in 2017, but with no context or explanation.  As noted in our most recent Form 10-K, this is primarily due to a one-time net expense of $1.46 billion related to the estimated impact of U.S. tax reform, which was left out of your analysis.  Highlighting this as evidence of Abbott’s allegedly mixed performance during 2017 blatantly misrepresents Abbott’s performance and reflects a lack of understanding of financial metrics and undermines the analysis.  This is a prime example of why our Compensation Committee, our investors and the investment community do not singularly focus on GAAP numbers and instead focus on results that are appropriately adjusted to reflect on-going operations.

Investors, companies, rating agencies, and governmental agencies all use adjusted metrics to measure our company and all companies. They are skilled enough, smart enough, and well trained so that they can use judgment and not simply GAAP metrics in assessing a company. But it appears that ISS makes no such efforts. This renders the analysis misleading in the extreme and out of touch with how ISS’s own customers and the rest of the investing world evaluate a company. From the inappropriate conclusion that our earnings declined, to the over reliance on the FPA as an evaluation metric, and the exclusion of EBITDA where we rank first in our peer group, the Draft Report is rife with erroneous conclusions due to this blind over-reliance on GAAP metrics.

2.              Misrepresentation of Abbott’s Disclosure and Incentive Compensation Practices

Long-Term Incentive Awards

The Draft Report contends that “performance-conditioned equity awards are earned based on annual rather than multi-year performance, and the company does not disclose results relative to this goal to allow investors to fully determine its rigor” (pages 1 and 12).  Further, the Draft Report indicates that less than 50% of the CEO’s long-term incentive awards were performance-based (page 17).  Both statements are false and misleading.

Contrary to ISS’s incorrect assessment, multi-year measures are used in three separate steps in the LTI Award Process — to determine the Company LTI Award Guidelines, to adjust those guidelines based on individual officer performance, and then to ultimately vest in the awards.

First, as clearly disclosed on pages 27 and 34 of the Abbott Proxy, the grant of all equity awards (both time and performance-vesting) is conditioned on Abbott’s relative TSR performance over one-year, three-year, and five-year performance periods. The Committee considered all three of these periods, and in its discretion, gave more weight to the more recent periods.

Second, as clearly disclosed on page 34 of the Abbott Proxy, the grant value of Abbott’s equity awards that is determined based on its relative TSR performance is then modified based on individual goals and performance related to sales and market growth, margin contribution and strategic milestones, all of which are assessed over three years and are specifically objective and measurable.  As a result of these first two steps, the equity awards granted to Abbott’s CEO (and other NEOs) are 100% performance-based (rather than only 41.1% performance-based, as you wrongly state on page 17 of the Draft Report).

Third, as clearly disclosed on page 35 of the Abbott Proxy, once a performance-vesting equity award is granted, 1/3 of each award vests for each year that the ROE goal is achieved—satisfaction of the ROE goal in one year would not obviate the need to achieve that goal in two other years for the remaining 2/3 of the award.  In response to shareholder feedback, and as described on page 29 of the Abbott Proxy, the vesting period for new performance-vesting restricted share awards was set at three years, meaning that holders only have one opportunity to vest in each 1/3 of the award.  Accordingly, ISS’s statement that multi-year performance is not considered and that the disclosure is somehow lacking is completely wrong and highly misleading.

Further, there is no basis for the statement that it is difficult to assess the rigor of the performance goals from Abbott’s disclosure because actual performance is not disclosed. It is, in fact, disclosed.  With respect to relative TSR, Abbott’s performance over one-year, three-year, and five-year performance periods since 2013, is disclosed in detail on page 5 of the Abbott Proxy.  With respect to ROE, the targets and the fact that they have been achieved is disclosed every year. The implication that Abbott’s Compensation Committee, composed of entirely independent directors and advised by an independent compensation consultant, intentionally set less than demanding goals and then tried to obscure this from shareholders is outrageous.

The strong correlation between long-term incentive awards and performance is manifest in our historical grant practices.  In years when we have not achieved our goals or our TSR has lagged our peers, our Compensation Committee has demonstrated a clear willingness to reduce grant sizes.  For example, based on 2016 performance, our 2017 LTI grant was made at the 25th percentile of our guidelines and, based on 2013 performance, our 2014 LTI grant was made at the 37th percentile grant of our guidelines.  We believe (based on our independent compensation consultant’s benchmarking and the experience of our directors) this approach demonstrates rigor in goal setting of performance measures, is aligned with our shareholders’ experience, and is unique among large cap companies, which typically peg annual equity grant values to a specific benchmark level (e.g., market median), irrespective of recent financial and/or stock price performance.

Our approach to LTI grants is not “standard.” Additionally, as stated on page 34 of the Abbott Proxy, we also believe that this approach is far more rigorous than the “standard” approach used by the overwhelming majority of large cap companies. In the future, we will attempt to put even more explanation and disclosure in, subject to the limitations of competitive information. Obviously, there are limitations on the degree of specificity that can be disclosed in strategic objectives due to competitive sensitivities, as they often relate to M&A, new product developments, etc. For example, the acquisitions of St. Jude Medical and Alere were part of long-term strategic goals that clearly could not be disclosed prior to completion. The absence of that disclosure does not mean goals do not exist or are not rigorous. And it does not render them “subjective”. They are highly sensitive competitive information, and therefore, inappropriate to disclose.

Annual Incentive Awards

The Draft Report also suggests that the Compensation Committee does not set rigorous goals for purposes of annual incentive awards.  We disagree.  Abbott sets a double-digit target for earnings growth nearly every year.  We achieved double-digit adjusted EPS growth in 8 of the past 11 years (achieving that level in the other three years on a constant-currency basis), and beat Street consensus in 40 of those 44 quarters. Not only do we set rigorous goals, we consistently meet or beat them. As noted on page 32 of our proxy, to receive even a partial payout for sales, the business must grow at the market rate. And to achieve a full payout, the business must exceed the market rate of growth. None of our peers to our knowledge set their hurdles so high. Beating the market garners a 100% payout at Abbott, not more. And to achieve above-target payouts, one must considerably beat the market.

In order to maximize shareholder value over the long-term, and mitigate improper risk taking for a business as large and complex as Abbott’s, the Compensation Committee believes it is appropriate to determine annual incentives based on a combination of financial operating goals and specific and measurable strategic objectives, the latter of which the Draft Report wrongly characterizes as “subjective.”  The strategic objectives, which are clearly enumerated on pages 35-37 of the Abbott Proxy, are far from subjective.  Mr. White’s strategic objectives, for example were related to the “successful reshaping of Abbott through the AMO divestiture and acquisitions of St. Jude Medical and Alere Inc.” Mr. Yoor’s strategic objectives “included M&A activity support, transformation of the finance organization and implementation of key financing and cash flow improvement initiatives which significantly overachieved their targets.”  These are specific, objectively identifiable and measurable goals, the achievement of which was made clear through the public announcement of the completion of the transactions and, more importantly, the significant success of our business that followed, which is predicated on the successful integration of these two significant acquisitions.

Each of these acquisitions has a price target and a deal model that identifies financial performance for sales, earnings, synergies, and one-time costs. When we reference “successful integration” in our proxy it is because each of these metrics was met. Similarly, the success of the financing and cash flow improvement initiatives was made clear through the increase in cash flow (as illustrated in our public filings and the Abbott Proxy on page 38 which shows a 113% increase in cash flow between 2017 and 2016). This increase in cash flow allowed us to retire $3.95 billion of debt in January 2018 and an additional $2.0 billion of debt in March 2018 ahead of schedule and targets. The fact that not all of these types of goals lend themselves to a formulaic assessment or that we do not publicly disclose confidential competitive and market targets does not make them “subjective”.  Our shareholders clearly agree with the Compensation Committee’s assessment of the satisfaction of these goals given that we were #1 in Total Shareholder Return in our peer group for 2017 and that any Say on Pay vote outcomes for each of the past three years have been in the mid-90’s.

If the goals were not rigorous, one would expect to see payouts consistently above target.  On the contrary, our short-term incentive payouts are highly differentiated based on performance.  In 2017,

Abbott significantly overachieved key financial and strategic goals and, as disclosed on page 31 of the Abbott Proxy, however short-term incentive payouts ranged from 18% to 163% of target, with an average of 105% of target. By contrast, in 2016, Abbott met its key financial goals but certain businesses did not and, as disclosed on page 33 of our 2017 proxy, short-term incentive payouts ranged from 10% to 122% of target, with an average of 92% of target.  We believe this level of market leading differentiation is relatively unique to Abbott.

We believe this differentiation, with respect to both short- and long-term incentive compensation, reflects both rigorous goals for individual officers and a program that strongly aligns pay to performance.  That ISS chooses to overlook these facts and criticize the rigor of our goals and alignment of our payouts to performance calls into question the credibility of ISS and its analysis.  Abbott’s proxy disclosure evolves each year and strives to be as clear, concise and easy to understand as possible.

3.              Artificially Inflated Description of CEO Compensation

As illustrated throughout the Abbott Proxy, the grant date fair value of long-term incentive award opportunities is directly based on performance. Abbott’s Compensation Committee has, since 2013, consistently granted equity awards that are allocated (based on a grant date fair value using GAAP assumptions) 50% in the form of options and 50% in the form of performance-restricted shares.

It is unclear why (and indeed is inappropriate that) ISS chooses to value options using assumptions different from the GAAP assumption used by Abbott in its audited financial statements. ISS’s methodology not only doesn’t conform to GAAP and would not be allowed in Abbott’s financial statements, it would violate SEC disclosure rules. ISS’s valuation method adds millions of dollars of compensation which Mr. White did not receive, Abbott’s Compensation Committee did not approve, and Abbott will never expense. The fact that the ISS methodology leads to such a different result than that included by Abbott in its audited financial statements should be a signal that something is wrong with the ISS methodology. The consistent overvaluation of Abbott awards is misleading and reflects a lack of judgment on the part of ISS.

The ISS assumptions which assume a 10-year life paired with inaccurate volatility, yield, and risk-free rate are misleading and demonstrate a basic lack of understanding of the process companies use to grant, investors use to evaluate, and the accounting rules for valuing stock options. For example, a 10-year life would only be appropriate if the option is freely transferable. The valuation of stock options requires an estimate of volatility over the expected option term. Basing the volatility on three years of data, as ISS has done, is inconsistent with the ISS expected term of 10 years and seems only to be designed to maximize option value and misstate compensation. This makes a material, incorrect, and misleading difference in your calculation of CEO compensation and again in the conclusion you draw.

ISS’s incorrect valuation of Abbott’s options adds over $1.5 million to our 3-year average CEO pay. In fact, according to our consultants, had ISS used the actual value of our CEO’s options in the analysis, the RDA would have yielded a “Low” level of concern; thereby changing the entire analysis of our compensation program.

2016 Stock Option Award Valuation			2017 Stock Option Award Valuation

Assumptions	ISS	Abbott	Assumptions	ISS	Abbott
Strike Price	$38.40	$38.40	Strike Price	$44.40	$44.40
Term (years)	10	6	Term (years)	10	6
Volatility	20%	17%	Volatility	21%	18%
Dividend Yield	2.50%	2.70%	Dividend Yield	2.28%	2.40%
Risk Free Rate	1.76%	1.40%	Risk Free Rate	2.42%	2.10%
Fair Value Per Option	$6.73	$4.38	Fair Value Per Option	$9.27	$6.42
CEO Award Value (in 000)	$8,067	$5,246	CEO Award Value (in 000)	$5,920	$4,100
% Difference ISS vs. Abbott	54%		% Difference ISS vs. Abbott	44%
$ Difference ISS vs. Abbott	$2,821		$ Difference ISS vs. Abbott	$1,820

ISS’s election to use a non-GAAP valuation of options results in a flawed and misleading evaluation by:

•                  Misrepresenting the mix of options and performance-restricted awards;

•                  Artificially increasing the value of CEO pay beyond what was approved by our Compensation Committee;

•                  Creating a misleading RDA assessment score;

•                  Conducting a misleading FPA review and recommendation against Say on Pay; and by extension

•                  Incorrectly informing ISS’s recommendation on the shareholder proposal concerning separation of the Chair and CEO roles

The election to use non-GAAP valuation of options is entirely inconsistent given the complete reliance upon GAAP metrics in the FPA and other quantitative tests ISS uses in its evaluation. By using a non-

GAAP measure for option valuation, ISS seems to acknowledge that there are times when a non-GAAP metric may be appropriate. But by creating your own assumptions vs. using those that companies are required to use makes any critique of a company’s option value unreliable and of no utility to an investor. And basing the valuation on assumptions that bear no resemblance to reality again illustrates that ISS’s methodology is arbitrary, capricious, out of touch with the investing community, and not consistent with standard accounting requirements.

4.              Unfounded Disclosure Concerns

Setting aside the concerns detailed above, ISS’s own analysis on page 14 of the Draft Report indicates that the compensation of Abbott’s CEO is substantially aligned with performance, based on relative degree of alignment, absolute pay-TSR alignment and multiple of median, meriting a “Low” level of concern on ISS’s initial quantitative analysis.  As a result, ISS’s decision to recommend against Abbott’s say-on-pay proposal appears to be principally driven by disclosure sufficiency concerns regarding strategic performance goals.

The disclosure in the Abbott Proxy is similar to—and, in fact, more detailed than that included in—last year’s proxy statement, where ISS supported Abbott’s Say on Pay vote.  As discussed above, the strategic goals for each officer are clearly enumerated on pages 35-37 of the Abbott Proxy.  Further, our independent compensation consultant has advised us that the level of disclosure regarding strategic goals in Abbott’s Proxy is consistent with the level of disclosure included in the proxy statements of most other public companies that use strategic goals.  Finally, the Draft Report states that “the company does not disclose the level of achievement earned for each component of the formulaic incentive plan.” This too is false. The overachievement of these goals is highlighted on page 38 of our proxy.

The Abbott Proxy reflects the carefully considered judgment of our Compensation Committee regarding the appropriate balance between providing the disclosure necessary for shareholders to assess our plans and not revealing confidential information that could be used by our competitors, which would ultimately harm our shareholders by disclosing material non-public business segment plans and performance for competitors to see.  Given that the level of disclosure in Abbott’s Proxy is more fulsome than in any prior year and complies with all requirements of the securities laws, that Abbott has further strengthened the rigor of our program by increasing the requirements for vesting performance shares, and that Abbott actually disclosed more than required by voluntarily disclosing the

2018 equity grant a year before it is required, a recommendation against Abbott’s Say on Pay proposal based on disclosure concerns is misleading and unreasonable. We request that you correct the errors in the draft report and change your Say on Pay recommendation to “FOR”, reflecting the more accurate information we have noted.

SHAREHOLDER PROPOSAL REGARDING SEPARATION OF CHAIR AND CEO POSITIONS

The Draft Report recommends a vote “FOR” the independent chair shareholder proposal based principally on an inaccurate and inappropriate recommendation regarding the say-on-pay vote, which has been clarified and corrected above.  As the Draft Report notes that ISS has no significant concerns with Abbott’s governance structure or responsiveness to shareholders, an “AGAINST” recommendation by ISS is warranted.

In addition, we note the following:

1.              Governance of CEO Compensation

Under Abbott’s existing governance arrangements, the Chairman and CEO plays no role in the determination of his own compensation. Instead these decisions are made by Abbott’s Compensation Committee, comprised solely of independent directors and advised by an independent compensation consultant. The Chairman and CEO is not invited to participate in any discussions of his own compensation nor is he aware of the recommendation of the independent consultant or the committee’s deliberations prior to being informed of his awards. Accordingly, having a separate Chairman would have no impact upon the decisions related to CEO compensation.

2.              Flexibility to Act in the Best Interests of Shareholders

The Board is entrusted to act in the best interests of shareholders and should be given full flexibility to select the best person for the Chairman and/or CEO role. While the independent chair shareholder proposal does not require an immediate change to the board leadership structure, Abbott operates in a dynamic and competitive environment and the proposal, if implemented, will impede the Board’s long-term ability to select candidates who are best suited to the applicable circumstances and needs of Abbott and its shareholders.

3.              Demonstrated Long-Term Focus

The Board firmly believes that Abbott’s existing leadership structure has served shareholders well. Under the current joint CEO and Chairman structure, Abbott has continuously transformed through several strategic actions. In just the past year, Abbott acquired St. Jude Medical, Inc., and Alere Inc., creating a medical devices and diagnostics leader, positioning the company for continued profitable growth. In 2017, Abbott’s one-year total shareholder return was 52%, which was 30.2 percentage points above the Standard & Poor’s 500 Index. The current Chairman and CEO has been on the Barron’s Most Admired CEO list for 9 consecutive years. Nonetheless, the Board can appoint an Independent Chairman at any time should they feel it is in the best interest of the company.

4.              Rigorous Independent Management Oversight

Every Board member other than the Chairman is independent under the New York Stock Exchange rules. Abbott’s independent directors evaluate the CEO’s performance annually and regularly review its leadership structure.  Abbott’s independent directors also sit on all key committees that oversee the integrity of Abbott’s financial statements, executive compensation and the nomination of new directors.

5.              Robust Lead Director Structure

Abbott also has a lead independent director whose role complies with the ISS definition of a robust lead director.  The lead independent director serves as a liaison between the Chairman and the independent directors (which is Abbott’s entire Board, minus the Chairman), and reviews matters such as meeting agendas, meeting schedules to assure that there is sufficient time for discussion of all agenda items, and, where appropriate, information sent to the board.  The lead independent director also has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

6.              No Proven Benefits

Even the Draft Report recognizes that many large companies combine the posts of chairman and CEO and perform well under this arrangement.  Empirical studies also show that separating the Chairman and CEO roles does not result in better operating performance or improved corporate governance.

Accordingly, the Board continues to believe that providing it with the flexibility to choose the most suitable candidate for Chairman and/or CEO best serves the interest of Abbott’s shareholders.

*              *              *

This letter clarifies our practices with which you expressed concern, and we expect that ISS will decide to change its recommendation on the “say-on-pay” advisory vote (and correct the errors in its analysis) and the independent chair shareholder proposal.

The Draft Report states that ISS’s support for the independent chair proposal is primarily driven by the adverse vote recommendation on the Say on Pay proposal.  Since this is based on an erroneous analysis of Abbott’s compensation, and therefore a false premise, we hope that ISS will change/correct this recommendation as well. When the record has been corrected with the facts, a recommendation of “FOR” on the Say on Pay proposal and “AGAINST” on the independent chair shareholder proposal is clearly warranted.

Sincerely,

/s/ Stephen R. Fussell

SRF:sla

Annex B

GAAP Reconciliations

Abbott uses various non-GAAP financial measures to adjust for specified items that are unusual or unpredictable, such as cost reduction initiatives, restructuring programs, integration activities and other business acquisition-related costs, the estimated 2017 impact of U.S. tax reform, and the recognition of a gain and deferred taxes associated with the sale of the Medical Optics business. These non-GAAP financial measures also exclude intangible amortization expense to provide greater visibility on the results of operations excluding these costs, similar to how Abbott’s management internally assesses performance.

Abbott’s management believes the presentation of these non-GAAP financial measures provides useful information to investors regarding Abbott’s results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing business performance. Abbott’s management also uses these non-GAAP financial measures internally to monitor performance. Abbott, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

1.              “Whereas Abbott’s ROE was 29.8% in the year ending just prior to the separation of AbbVie, due to the board-approved capitalization of the two companies, Abbott’s ROE changed to 13.1% while AbbVie’s increased to 115%.”  (Page 6)

Return on Equity (%)	2012	2013
Adjusted Calculation	29.8%	13.1%
GAAP Calculation	23.2%	9.9%
Variance	6.6%	3.2%
Adjusted vs. GAAP - Increase / (Decrease)
Adjusted for specified items including intangibles amortization, acquisition-related cost reduction initiatives, and other expenses.	7.1%	2.9%
Adjusted for discontinued operations	—	(0.7)%
Balance sheet adjustments	(0.5)%	1.0%
Components of Variance	6.6%	3.2%

2.              “While our unadjusted return metrics have been impacted as expected due to our recent acquisitions (St. Jude Medical and Alere), our adjusted EBITDA growth remains high, including an increase from $5.02 billion to $7.2 billion in 2017, a 43% increase (as noted in Annex 1 of the proxy).” (Page 6)

The reconciliation of Adjusted EBITDA to Earnings from Continuing Operations is as follows:

(in millions)	2017	2016	% Change
Earnings from Continuing Operations	$353	$1,063	-67%
Less Tax Expense on Earnings from Continuing Operations	1,878	350
Earnings from Continuing Operations before taxes	2,231	1,413
Specified Items Including Intangible Amortization	3,038	2,617
Interest Expense	879	186
Depreciation	1,046	803
Adjusted EBITDA	$7,194	$5,019	43%

Abbott Laboratories and Subsidiaries

Details of Specified Items

Year Ended December 31, 2017

(in millions)

(unaudited)

	Acquisition or Divestiture- related(a)	Restructuring and Cost Reduction Initiatives(b)	Intangible Amortization	Other(c)	Total Specifieds
Gross Margin	$983	$195	$1,975	$—	$3,153
R&D	(72)	(105)	—	(59)	(236)
SG&A	(812)	(50)	—	1	(861)
Interest expense, net	(24)	—	—	—	(24)
Other (income) expense, net	1,285	(34)	—	(15)	1,236
Earnings from Continuing Operations before taxes	$606	$384	$1,975	$73	3,038

(a)         Acquisition-related expenses include bankers’ fees and costs for legal, accounting, tax, and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for consulting, retention, severance, and the integration of systems, processes and business activities, fair value adjustments to contingent consideration related to a business acquisition, and inventory step-up amortization. The specified items in interest expense include amortization expense associated with acquisition-related bridge facility fees. Divestiture-related expenses include incremental costs to separate the divested businesses as well as bankers’ fees and costs for legal, accounting, tax, and other services related to the divestitures. Divestiture-related items also include any gains in the period related to the sale of Mylan N.V. ordinary shares.

(b)         Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites. Any gains related to the divestiture of a facility as part of a restructuring program are also included in this category.

(c)          Other expense primarily relates to impairments of a financial instrument and an R&D asset as well as the acquisition of an R&D asset.

Abbott Laboratories and Subsidiaries

Details of Specified Items

Year Ended December 31, 2016

(in millions)

(unaudited)

	Acquisition or Divestiture- related(a)	Restructuring and Cost Reduction Initiatives(b)	Mylan Equity Investment Adjustment(c)	Venezuela Devaluation(d)	Intangible Amortization	Other(e)	Total Specifieds
Gross Margin	$24	$72	$—	$15	$550	$—	$661
R&D	(9)	(6)	—	—	—	(62)	(77)
SG&A	(133)	(89)	—	(10)	—	(17)	(249)
Interest expense, net	(240)	—	—	—	—	—	(240)
Net foreign exchange (gain) loss	—	—	—	(480)	—	—	(480)
Other (income) expense, net	38	—	(947)	(1)	—	—	(910)
Earnings from Continuing Operations before taxes	$368	$167	$947	$506	$550	$79	$2,617

(a)         Acquisition-related expenses include bankers’ fees and costs for legal, accounting, tax, and other services related to business acquisitions, integration costs which represent incremental costs directly related to integrating the acquired businesses and include expenditures for consulting, retention, severance, and the integration of systems, processes and business activities, fair value adjustments to contingent consideration related to a business acquisition, inventory step-up amortization, and gains on a previously held investment for which the company acquired a controlling interest. The specified items in interest expense include amortization expense associated with acquisition-related bridge facility fees and net interest expense associated with the debt issued in November 2016 in advance to fund the cash portion of the acquisition of St. Jude Medical in January 2017. Divestiture-related expenses include incremental costs to separate the divested businesses as well as bankers’ fees and costs for legal, accounting, tax, and other services related to the divestitures.

(b)         Restructuring and cost reduction initiative expenses include severance, outplacement, inventory write-downs, asset impairments, accelerated depreciation, and other direct costs associated with specific restructuring plans and cost reduction initiatives. Restructuring and cost reduction plans consist of distinct initiatives to streamline operations including the consolidation and rationalization of business activities and facilities, workforce reductions, the transfer of product lines between manufacturing facilities, and the transfer of other business activities between sites. Any gains related to the divestiture of a facility as part of a restructuring program are also included in this category.

(c)          Mylan equity investment adjustment expense reflects the adjustment of Abbott’s holding of Mylan N.V. ordinary shares due to a decline in the fair value of the securities which was considered by Abbott to be other than temporary.

(d)         Venezuela devaluation expenses include the foreign exchange loss of $480 million related to the revaluation of Abbott’s net monetary assets in Venezuela using the Dicom exchange rate as well as inventory and other asset impairments in Venezuela related to the move to the Dicom exchange rate. The Dicom rate is the Venezuelan government’s official floating exchange rate.

(e)          Other expense relates to other unusual significant costs such as a significant litigation settlement and the impairment of an R&D asset.

3.              “We achieved double-digit adjusted EPS growth in 8 of the past 11 years (achieving that level in the other three years on a constant-currency basis)…” (Page 9)

We achieved double-digit GAAP EPS growth in 4 of the past 11 years and triple-digit growth in 2 of the past 11 years (with single-digit or negative growth in the 5 other years).

4.              “Similarly, the success of the financing and cash flow improvement initiatives was made clear through the increase in cash flow (as illustrated in our public filings and the Abbott Proxy on page 38 which shows a 113% increase in cash flow between 2017 and 2016).”  (Page 10)

($ millions)	2017	2016	% Change
Operating Cash Flow	$5,570	$3,203	74%
Less Capital Expenditures	(1,135)	(1,121)
Adjusted Free Cash Flow	$4,435	$2,082	113%

On April 5, 2018, Abbott Laboratories sent the following email to certain of its institutional shareholders:

SUBJECT: Abbott Proxy - URGENT

As you may be aware, Institutional Shareholder Services (ISS) issued its Proxy Analysis and Voting Recommendations on Abbott today.  I’m writing to share our response (see attached), which highlights and corrects the report’s substantial errors in analysis and fact.  These errors led ISS to incorrect and unreliable voting recommendations on the advisory vote on Say-on-Pay and the shareholder proposal concerning separation of Chair and CEO.  We’ve made ISS aware of the flaws and inaccuracies in its report, however, despite multiple attempts, ISS refused to meet with us and instead published a flawed and inaccurate report.

Abbott’s Board of Directors continue to recommend that you vote “FOR” on the advisory vote on Say-on-Pay and “Against” the shareholder proposal regarding the separation of the Chair and CEO role.